Exhibit 99.1

Investor Contacts
Charlie Webster	Moriah Shilton
Chief Financial Officer	Director, Investor Relations
+1.408.894.0700	+1.408.952.4356

Press Contacts
Julie Seymour	Judy Erkanat
VP, Corporate Marketing	Director, Public Relations
jseymour@tessera.com	jerkanat@tessera.com
+1.408.383.3602	+1.408.952.4414

Tessera Announces CEO Transition, Names Hank Nothhaft President and CEO

Bruce McWilliams Assumes New Strategic Role

SAN JOSE, Calif. – Aug. 6, 2008 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced that its chairman, president and chief executive officer Bruce McWilliams is transitioning to a new role as chief strategy officer. Henry R. “Hank” Nothhaft, current vice chairman of the board, will become president and chief executive officer, effective immediately. McWilliams will remain full-time chairman of Tessera’s board of directors.

Tessera has reached a new level of growth and integration, having diversified from packaging technology into imaging and optics solutions with the acquisition of four technology companies in four years. This transition of roles for McWilliams and Nothhaft comes as the company recognizes the need for operational excellence coupled with a stronger focus on long-term strategy, to further develop and grow these businesses at a rapid rate.

In his new role, McWilliams will focus on strategic issues facing the company’s business including growing its foundational intellectual property, building relationships with other, industry-leading technology companies and expanding its presence in the debate over public policy issues involving intellectual property.

“I have held the role of president and CEO since 1999, and during this time we have become a publicly held company, grown revenues from $5 million to more than $200 million per year, diversified into new business areas and expanded from a single location to nine sites in six countries,” said McWilliams. “As we intend to continue to expand into new business areas, which will increase the complexity of our business, it will become more challenging for any single person to effectively lead both the operational and strategic aspects of our corporation. We believe it now makes sense to have Hank, with his extensive experience as a leader in the technology industry, take over the operational aspects of the company. In becoming chief strategy officer, I will focus full-time on what I love most – charting strategic direction, fostering strategic relationships and continuing our tradition of innovation, which are all key to Tessera’s long-term growth.

“Hank and I have worked together for a few years, both in his role as a member of Tessera’s board of directors as well as our vice chairman. His entire career has been focused on creating and leading high-growth organizations that work effectively to achieve shared operational and strategic goals. I believe together, we can grow Tessera to new levels of success,” added McWilliams.

Nothhaft joined Tessera’s board of directors in 2004 and joined the company as a full-time employee in April of this year in the role of vice chairman. He brings extensive experience as CEO of successful corporations to his new role as Tessera’s president and CEO. He has previously been CEO of several technology companies, one of which was sold to Microsoft Corp. and another that merged with Nextlink to form XO Communications.

“Bruce and I make a great team and we complement each other’s skills; together we’ll enable Tessera to continue building value through innovation and creation of intellectual capital,” said Nothhaft. “Tessera’s intellectual capital is our most valuable asset, and increasingly, intellectual capital is becoming our nation’s most valuable competitive resource. I look forward to working with Bruce to maximize the value of our intellectual property, leveraging the phenomenally talented Tessera employees and utilizing our expanding strategic relationships with others in the technology industry.

“I have worked closely with Tessera in a variety of roles over the past few years and have seen Bruce and his team successfully transition the company from a small chip-scale packaging technology supplier to a truly global provider of transformational technologies. My background in telecommunications and wireless technologies is well suited to the direction the company is now headed, and I believe that together, Bruce and I can take things to the next level,” added Nothhaft.

Nothhaft previously served as chairman and chief executive officer of Danger, Inc., a privately-held wireless software and services provider, which was acquired by Microsoft Corp. in early 2008 for $500 million. Previously, he served as chairman, president and chief executive officer of Concentric Network Corporation, where he led the company through its successful IPO and its $2.5 billion merger with NextLink in 1999, creating XO Communications. Prior to Concentric, he held executive roles at

DSC Communications Corporation, including senior vice president of marketing and group president, in addition to serving as a member of its board of directors. Nothhaft has also served as vice president of marketing and vice president of sales for GTE Telenet Communications Corporation (now Sprint). He has an M.B.A. from George Washington University and a B.S. degree with distinction from the U.S. Naval Academy.

About Tessera

Tessera Technologies, Inc. is a leading provider of miniaturization technologies for the electronics industry. The company provides a broad range of advanced packaging, interconnect, and consumer optics solutions which are widely adopted in high-growth markets including consumer, computing, communications, medical and defense electronics. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Texas Instruments, Toshiba, Micron and Infineon. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. For information call 1.408.894.0700 or go to www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Material factors that may cause results to differ from the statements made include delays, setbacks or losses relating to our intellectual property or intellectual property litigations, or any invalidation or limitation of our key patents; fluctuations in our operating results due to the timing of new license agreements and royalties, or due to legal costs; changes in patent laws, regulation or enforcement, or other factors that might affect our ability to protect our intellectual property; the risk of a decline in demand for semiconductor products; failure by the industry to adopt our technologies; competing technologies; the future expiration of our patents; the future expiration of our license agreements and the cessation of related royalty income; the failure or refusal of licensees to pay royalties; failure to achieve the growth prospects and synergies expected from acquisition transactions; and delays and challenges associated with integrating acquired companies with our existing businesses. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007 and its Quarterly Report on Form 10-Q for the quarter ended March 30, 2008, include more information about factors that could affect the company’s financial results.

# # #

Tessera and the Tessera logo are registered trademarks of Tessera. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.